EXHIBIT 99.2

SAFEGUARD SCIENTIFICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
JUNE 30, 2004

18.	PROPOSED SALE OF COMPUCOM

                    On May 28, 2004, the Company announced that its subsidiary, CompuCom Systems, Inc. entered into a definitive agreement pursuant to which an affiliate of Platinum Equity, LLC would acquire CompuCom for $4.60 per common share in cash. Platinum will acquire the Company’s holdings of CompuCom preferred shares at par of $15 million plus accumulated dividends. The Company has agreed to vote its CompuCom shares in favor of the transaction, subject to the approval of the Company’s shareholders. The Company expects to receive proceeds of approximately $127.7 million, net of transaction costs, from the sale of its interest in CompuCom.

                    The Company presently intends to use the cash proceeds from the proposed sale to increase our ownership interest in strategic subsidiaries, thereby funding their respective growth plans; to acquire new strategic subsidiaries; to escrow five years of interest payments (approximately $19.7 million) for our convertible senior debentures with a stated maturity of 2024, pursuant to the terms of such debentures; to retire the remaining $54.8 million of our 5% convertible subordinated notes, due 2006, pursuant to terms of the 2024 Notes; depending upon market conditions from time to time, to consider steps to modify our capital structure (which may include the repurchase of a portion of our outstanding equity securities or debt); and for our general corporate purposes (including payment of the Company’s transaction expenses related to the proposed CompuCom merger).

                    The Company has agreed to provide to the landlord under CompuCom’s Dallas headquarters lease, Corp Delaware L.P., a subsidiary of W.P. Carey & Co. LLC, a letter of credit in the amount equal to $6.3 million, after the effective date of the proposed CompuCom merger, in order to facilitate CompuCom obtaining the consent required under the lease agreement, dated March 31, 1999, between Delaware Corp LLC and CompuCom. The letter of credit will expire on March 31, 2019 and CompuCom will reimburse the Company for all fees and expenses incurred by the Company in order to obtain and maintain this letter of credit. This reimbursement may not exceed 1.5% of the aggregate principal amount of the Company’s letter of credit per annum.

                    In connection with this transaction, a possible impairment of the carrying value of goodwill was indicated as the Company’s estimated net proceeds from the transaction are less than the Company’s carrying value of CompuCom. Accordingly, the Company completed the two-step testing requirements of SFAS No. 142. In the first step, the Company compared the fair value of the CompuCom reporting unit to its carrying value. Fair value was determined based on the Company’s estimated net proceeds from the transaction. This calculation resulted in an indication of impairment in the CompuCom reporting unit. The fair value of the CompuCom reporting unit was then allocated to the assets and liabilities of the CompuCom reporting unit. This fair value was then deducted from the fair value of the CompuCom reporting unit to determine the implied fair value of goodwill. The carrying value of the goodwill exceeded its implied fair value by $23.3 million.

                    An analysis of the proposed merger also indicated that the goodwill on CompuCom’s separate company financial statements may also be impaired. Accordingly, CompuCom separately performed the two-step testing requirements of SFAS No. 142. As a result, CompuCom recorded a loss from impairment of goodwill of $33.4 million during the second quarter of 2004. CompuCom also recorded an income tax benefit of $9.5 million related to the impairment charge. The Company’s share of this charge was $19.4 million on a pre-tax basis, or $14.0 million, net of income taxes.

                    After recording the Company’s share of CompuCom’s impairment charge, the Company’s carrying value of its goodwill still exceeded its implied fair value by $9.3 million and the Company recorded an additional impairment charge of $9.3 million.

SAFEGUARD SCIENTIFICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
JUNE 30, 2004

The Company’s total impairment charge is presented on the Consolidated Statements of Operations as follows (in millions):

Impairment on Consolidated Statements of Operations	$(42.7)
Share of impairment allocated to minority shareholders of CompuCom (included in Minority Interest on the Consolidated Statements of Operations)	14.0
The Company’s share of CompuCom’s tax benefit related to the impairment charge (included in Income Taxes on the Consolidated Statements of Operations)	5.4

$(23.3)

                    The transaction is expected to close in the third quarter of 2004 at which point, the Company will present the results of operations of CompuCom as discontinued operations for all periods presented and will record a gain or loss on the disposal for the difference between the Company’s carrying value in CompuCom, ($124.8 million at June 30, 2004) and the net proceeds received by the Company. The amount of the gain or loss on disposal will be affected by several factors including CompuCom’s results of operations from July 1, 2004 to closing, the amount of the additional impairment charge if any, and any adjustments to current estimates of proceeds and transaction costs.

                    Pro Forma Financial Information

                    The following unaudited pro forma condensed consolidated financial information as of June 30, 2004 and December 31, 2003 and for the six months ended June 30, 2004 and year ended December 31, 2003, gives effect to consummation of the disposition of the Company’s CompuCom shares in the proposed CompuCom merger. The unaudited pro forma condensed consolidated balance sheet assumes the disposition of the Company’s shares in the CompuCom merger as if it had occurred as of June 30, 2004. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2004 and year ended December 31, 2003 assume the disposition of the Company’s shares in the CompuCom merger occurred on January 1, 2003.

SAFEGUARD SCIENTIFICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
JUNE 30, 2004

Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2004

	As Reported	Deconsolidate	Proposed		Pro Forma
	June 30, 2004	CompuCom(1)	Transaction		June 30, 2004
		(in thousands)
Current Assets
Cash and cash equivalents	$292,328	$(115,704)	$108,013	(2)	$284,637
Restricted cash	604	—	—		604
Short-term investments	8,494	—	3,800	(2)	12,294
Accounts receivable, net	191,286	(159,998)	—		31,288
Inventories	20,760	(20,571)	—		189
Prepaid expenses and other current assets	11,492	(3,579)	—		7,913
Asset held for sale	—	124,835	(124,835	)(1)	—

Total current assets	524,964	(175,017)	(13,022)		336,925
Property and equipment, net	33,832	(18,249)	—		15,583
Ownership interests in and advances to companies	35,763	—	—		35,763
Available-for-sale securities	14,464	—	—		14,464
Intangible assets, net	11,714	(3,146)	—		8,568
Goodwill, net	153,881	(62,164)	—		91,717
Non-current deferred taxes	7,284	(7,284)	—		—
Note receivable – related party	6,981	—	—		6,981
Other	12,888	(571)	15,900	(2)	28,217

Total assets	$801,771	$(266,431)	$2,878		$538,218

Current Liabilities
Current maturities of long-term debt	$14,093	$—	$—		$14,093
Current convertible subordinated notes	—	—	54,763	(4)	54,763
Other current liabilities	185,101	(146,511)	—		38,590

Total current liabilities	199,194	(146,511)	54,763		107,446
Long-term debt	4,812	—	—		4,812
Minority interest	143,720	(119,920)	—		23,800
Other long-term liabilities	13,044	—	—		13,044
Convertible subordinated notes	54,763	—	(54,763	)(4)	—
Convertible senior debentures	150,000	—	—		150,000
Shareholders’ equity	236,238	—	2,878	(5)(6)	239,116

Total liabilities and shareholders’ equity	$801,771	$(266,431)	$2,878		$538,218

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheets

(1)	The pro forma condensed consolidated balance sheet gives effect to the proposed CompuCom merger assuming the CompuCom merger occurred on June 30, 2004.

(2)	Proposed Transaction. The proposed transaction assumes the following for the Company. (in thousands):

Gross Proceeds	$127,888
Transaction costs	(175)
2024 Debentures interest escrow — current	(3,800)
2024 Debentures interest escrow — non-current	(15,900)

Net adjustments to cash, as presented	108,013
2006 Notes retirement (see (4))	(54,763)

Net cash proceeds, after repayment of debt	$53,250

SAFEGUARD SCIENTIFICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
JUNE 30, 2004

The $127.9 million of gross cash proceeds to be received by the Company in connection with the CompuCom merger does not include any proceeds to be paid to the Company as a result of CompuCom shares pledged as collateral in connection with the loan made by the Company to Warren V. Musser (see Note 16).

(3)	Use of Proceeds.
The pro forma condensed consolidated balance sheet assumes for the purpose of this presentation that the net sales proceeds of $53.3 million from the proposed sale of CompuCom will be deposited into a bank account and are presumed to be non-interest bearing cash for the pro forma statements of operations.

(4)	Debt.
The pro forma condensed consolidated balance sheet reflects the reclassification of $54.8 million of 2006 Notes which are required to be repurchased within twelve months of the completion of the sale of CompuCom using proceeds from the proposed CompuCom merger to a current liability.

(5)	Compensation Charge.
The pro forma condensed consolidated balance sheet assumes the acceleration of certain DSUs ($0.5 million) recorded in shareholders’ equity and is not presented in the pro forma statements of operations.

(6)	Gain on Sale.
The pro forma condensed consolidated balance sheet assumes that the Company will record a gain on sale of $2.9 million representing the difference between the estimated proceeds of $127.7 million over the carrying value as of June 30, 2004 of $124.8 million.

Unaudited Pro Forma Condensed Consolidated Statements of Operations
For The Six Months Ended June 30, 2004

			Adjustments
	As Reported	Deconsolidate	and	Pro Forma
	June 30, 2004	CompuCom(1)	Eliminations(1)	June 30, 2004
	(in thousands except per share amounts)

Revenue	$720,455	$(641,569)	$—	$78,886

Operating expenses
Cost of sales	606,506	(559,334)	—	47,172
Selling and service	68,207	(40,891)	—	27,316
General and administrative	55,065	(28,906)	—	26,159
Depreciation and amortization	13,381	(6,821)	—	6,560
Impairment	42,719	(42,719)	—	—

Total operating expenses	785,878	(678,671)	—	107,207

	(65,423)	37,102	—	(28,321)
Other income, net	40,077	—	—	40,077
Interest income	1,366	(392)	—	974
Interest and financing expense	(5,914)	236	—	(5,678)

Income (loss) before income taxes, minority interest, and equity loss	(29,894)	36,946	—	7,052
Income tax	3,915	(4,044)	—	(129)
Minority interest	15,185	(11,843)	—	3,342
Equity loss	(6,301)	—	—	(6,301)

Net income (loss) from continuing operations	$(17,095)	$21,059	$—	$3,964

Basic income (loss) per share	$(0.14)			$0.03
Diluted income (loss) per share(2)	$(0.14)			$0.03

SAFEGUARD SCIENTIFICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
JUNE 30, 2004

Unaudited Pro Forma Condensed Consolidated Statements of Operations
For The Year Ended December 31, 2003

			Adjustments
	As Reported	Deconsolidate	and	Pro Forma
	December 31, 2003	CompuCom(1)	Eliminations(1)	December 31, 2003
	(in thousands except per share amounts)

Revenue	$1,622,558	$(1,455,120)	$—	$167,438

Operating expenses
Cost of sales	1,376,526	(1,280,822)	—	95,704
Selling and service	133,322	(78,353)	—	54,969
General and administrative	111,215	(58,718)	—	52,497
Depreciation and amortization	32,756	(15,458)	—	17,298
Impairment	15,968	—	—	15,968

Total operating expenses	1,669,787	(1,433,351)	—	236,436

	(47,229)	(21,769)	—	(68,998)
Other income, net	48,930	—	—	48,930
Impairment – related party	(659)	—	—	(659)
Interest income	3,311	(1,114)	—	2,197
Interest and financing expense	(13,568)	1,395	—	(12,173)

Loss before income taxes, minority interest, and equity loss	(9,215)	(21,488)	—	(30,703)
Income tax	(5,400)	5,191	—	(209)
Minority interest	(1,537)	8,291	—	6,754
Equity loss	(17,179)	—	—	(17,179)

Net loss from continuing operations	$(33,331)	$(8,006)	$—	$(41,337)

Basic loss per share	$(0.28)			$(0.35)
Diluted loss per share(2)	$(0.30)			$(0.35)

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(1)	The pro forma condensed consolidated statements of operations give effect to the proposed CompuCom merger assuming the CompuCom merger occurred on January 1, 2003. The consolidated financial statements reflect an impairment charge, which increased the Company’s net loss by $23.3 million in the second quarter of 2004 to reduce the goodwill related to CompuCom to its estimated fair value. In addition, when the transaction is consummated, the Company will record $0.5 million of expense related to the acceleration of certain deferred stock units. The Company will also record a gain or loss on the sale of CompuCom based upon the difference between the carrying value and the net cash proceeds ultimately received. These amounts are not reflected in the unaudited pro forma condensed consolidated statements of operations above.

(2)	If a consolidated or equity method public company has dilutive options or securities outstanding, diluted loss per share is computed first by deducting from net loss the income attributable to the potential exercise of the dilutive options or securities of the company. The impact is shown as an adjustment to net loss for purposes of calculating diluted loss per share. The pro forma diluted loss per share shown in the above tables excludes the effect of CompuCom’s diluted options and securities.